UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 25, 2009
UNITED COMMUNITY FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

OHIO	0-024399	34-1856319

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)
275 West Federal Street, Youngstown, Ohio 44503-1203
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (330) 742-0500
  Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (d) On June 25, 2009, the Boards of Directors of United Community Financial Corp. and The Home Savings and Loan Company of Youngstown, Ohio appointed Scott D. Hunter to the Board of Directors of UCFC and the Board of Directors of Home Savings. Mr. Hunter was appointed to fill the vacancy on the UCFC Board created by the resignation of Thomas J. Cavalier and to fill the vacancy on the Home Savings Board created by the resignation of Patrick A. Kelly. Mr. Hunter has not been appointed to any Board Committees at this time, although it is anticipated that at the least he will serve on the Compliance and Nominating and Governance Committees.
     A copy of the press release announcing the appointment of Mr. Hunter is attached hereto as Exhibit 99.1
     (e) On June 25, 2009, the Compensation Committee and the UCFC Board approved the award of 4,000 options to acquire UCFC shares to Mr. Hunter under the UCFC 2007 Amended and Restated Long-Term Incentive Plan. Each of the option awards vest in three equal installments on each of December 31, 2009, December 31, 2010 and December 31, 2011. The options have an exercise price of $1.30 per share and are subject to the terms and conditions of the 2007 Plan. The options awarded to Mr. Hunter were nonqualified stock options.
     A copy of the 2007 Plan is attached as Exhibit 10.9 to the Form 10-K for the year ended December 31, 2008, and a copy of the form of Award Agreement is attached as Exhibit 10.4 to the Form 10-Q for the quarter ended March 31, 2009; each of which is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.
99.1	Press release dated June 26, 2009

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED COMMUNITY FINANCIAL CORP.
By:	/s/ Jude J. Nohra
Jude J. Nohra, Secretary

Date: July 2, 2009

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